Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-133573 and 333-133573-04

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

6.875% Senior Notes due 2018	$250,000,000	99.110%	$247,775,000	$9,825

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the “Securities Act”).
(2)	A registration fee of $74,151 was previously paid in connection with the registration statement on Form S-3 (No. 333-124713) filed by the Registrants on May 6, 2005 of which $49,467 remained unutilized. Pursuant to Rule 457(p) under the Securities Act, the unutilized filing fee of $49,467 that was previously paid was applied to the filing fee payable in connection with this Registration Statement. Since this Registration Statement was originally filed on April 26, 2006, $22,717 of the previously paid fee remains unutilized. The $9,825 fee with respect to the securities offered pursuant to this prospectus supplement and prospectus is offset against those filing fees, and $12,892 remains available for future registration fees. No additional fee has been paid with respect to this offering.

Prospectus Supplement dated May 21, 2008

(To Prospectus dated May 19, 2008)

$250,000,000

PartnerRe Finance A LLC

6.875% Senior Notes due 2018

The 6.875% Senior Notes Will Be Fully and Unconditionally Guaranteed

by PartnerRe Ltd.

This is an offering by PartnerRe Finance A LLC, or the issuer, of $250,000,000 aggregate principal amount of its 6.875% senior notes due June 1, 2018. Interest will be payable on the notes semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2008.

The notes may be redeemed at the issuer’s option in whole or in part, at any time at the greater of 100% of the principal amount or a “make whole” amount as described in this prospectus supplement under the caption “Description of the Notes and the Guarantee—Optional Redemption”, in each case, plus accrued and unpaid interest to the redemption date.

The notes will be the issuer’s senior unsecured obligations and will rank equally with all of its other senior unsecured indebtedness from time to time outstanding. The guarantee of the notes will be a senior unsecured obligation of PartnerRe Ltd., or the guarantor, and will rank equally with all other senior unsecured indebtedness of the guarantor from time to time outstanding.

To read about certain factors you should consider before investing in the notes, see “Risk Factors” on page S-7 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount	Proceeds to PartnerRe Finance A LLC

Per note	99.110%	0.650%	98.460%

Total	$247,775,000	$1,625,000	$246,150,000

(1)	Plus accrued interest, if any, from May 27, 2008, if settlement occurs after that date.

The Securities and Exchange Commission, state securities regulators, the Minister of Finance and the Registrar of Companies in Bermuda and the Bermuda Monetary Authority have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes only in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about May 27, 2008.

Joint Book-Running Managers

Credit Suisse	Wachovia Securities

Co-Managers

Banc of America Securities LLC	Barclays Capital	UBS Investment Bank

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus filed by the issuer or the guarantor with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with information that is different. The information in this prospectus supplement and the accompanying base prospectus may be accurate only as of the date of this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of senior notes and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement.

References in this prospectus supplement and the accompanying base prospectus to “PartnerRe,” “we,” “us,” “our” or the “Company,” refer to PartnerRe Ltd., the ultimate parent company of PartnerRe Finance A LLC, and, unless the context otherwise requires or unless otherwise stated, its subsidiaries. References in this prospectus supplement to “PRE Finance” or the “issuer” refer to PartnerRe Finance A LLC, the issuer of the senior notes and an indirect wholly owned subsidiary of PartnerRe Ltd. References in this prospectus supplement and the accompanying base prospectus to “PartnerRe Ltd.” or the “guarantor” refer to PartnerRe Ltd. (excluding its subsidiaries).

PRE Finance is offering to sell the senior notes (the “notes”), and is seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus may be considered forward-looking statements as defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934. Forward-looking statements are made based upon our assumptions and expectations concerning the potential effect of future events on our financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Our forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments. The following review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere:

(1)	the occurrence of catastrophic events or other reinsured events with a frequency or severity exceeding our expectations;

(2)	a decrease in the level of demand for reinsurance and/or an increase in the supply of reinsurance capacity;

(3)	increased competitive pressures, including the consolidation and increased globalization of reinsurance providers;

(4)	actual losses and loss expenses exceeding our estimated loss reserves, which are necessarily based on actuarial and statistical projections of ultimate losses;

(5)	uncertainty related to estimated losses and unanticipated losses from catastrophe events;

(6)	acts of terrorism, acts of war and other man-made or unanticipated perils;

(7)	changes in the cost, availability and performance of retrocessional reinsurance, including the ability to collect reinsurance recoverables;

(8)	concentration risk in dealing with a limited number of brokers;

(9)	credit risk relating to our brokers, cedants and other counterparties;

(10)	developments in and risks associated with global financial markets that could affect our investment portfolio;

(11)	changing rates of interest, inflation and other economic conditions;

(12)	availability of borrowings and letters of credit under our credit facilities;

(13)	ability to obtain any additional financing on favorable terms;

(14)	impact of fluctuations in foreign currency exchange rates;

(15)	actions by rating agencies that might impact our ability to continue to write existing business or write new business;

(16)	changes in accounting policies, their application or interpretation;

(17)	changes in the legal or regulatory environments in which we operate, including the passage of federal or state legislation subjecting our non-U.S. operations to supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate, the passage of legislation in the U.S. that would subject our U.S. shareholders to tax rates on dividends that are disadvantageous, and any measures designed to limit harmful tax competition that may affect Bermuda;

(18)	potential industry impact of investigations into market practices in the U.S. property and casualty industry;

(19)	legal decisions and rulings and new theories of liability;

(20)	amount of dividends received from our subsidiaries;

(21)	new mass tort actions or reemergence of old mass torts such as asbestosis;

(22)	declines in the equity and credit markets;

(23)	changes in social and environmental conditions; and

(24)	operations risks, including human or system failures.

The words “believe,” “anticipate,” “estimate,” “project,” “plan,” “expect,” “intend,” “hope,” “will likely result” or “will continue,” or words of similar import, generally involve forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

This summary contains basic information about PartnerRe and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement carefully, including the section entitled “Risk Factors,” the documents incorporated by reference (including the risk factors set forth in Part I, Item 1A of PartnerRe Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007), our financial statements and the notes thereto incorporated by reference into this prospectus supplement, and the accompanying base prospectus, before making an investment decision.

THE COMPANIES

PartnerRe Finance A LLC

PRE Finance, which was formed on May 6, 2008, is a Delaware limited liability company. PRE Finance is an indirectly wholly owned subsidiary of PartnerRe, and a wholly owned direct subsidiary of PartnerRe U.S. Corporation (“PartnerRe U.S. Holdings”), that was created solely for purposes of issuing, from time to time, debt securities and lending the proceeds from such issuance to PartnerRe U.S. Holdings. The principal executive offices of PRE Finance are c/o PartnerRe U.S. Corporation, One Greenwich Plaza, Greenwich, Connecticut 06830-6352, Attention: Tom Forsyth, and its telephone number is (203) 485-4200.

PartnerRe Ltd.

PartnerRe Ltd. is incorporated under the laws of Bermuda, with its principal executive offices located at 90 Pitts Bay Road, Pembroke HM 08, Bermuda. Its telephone number is (441) 292-0888.

PartnerRe provides reinsurance on a worldwide basis through its wholly owned subsidiaries, Partner Reinsurance Company Ltd., Partner Reinsurance Europe Limited and Partner Reinsurance Company of the U.S. (“PartnerRe US”). Risks reinsured include, but are not limited to, property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines and life/annuity and health. PartnerRe also offers alternative risk products that include weather and credit protection to financial, industrial and service companies on a worldwide basis.

On January 1, 2008, PartnerRe restructured its European operations to create a single operating platform in Europe through its Irish reinsurance subsidiary, Partner Reinsurance Europe Limited (“PartnerRe Europe”). Following the reorganization, PartnerRe Europe is the principal reinsurance carrier for all of PartnerRe’s business underwritten in France, Ireland and Switzerland and for the non-life business underwritten in Canada. Contemporaneously, the business, assets and liabilities of the Canadian life branch of PartnerRe SA were transferred to a new Canadian life branch of Partner Reinsurance Company Ltd. See “Part I—Item I. Business—General” of PartnerRe Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for more information relating to the reorganization.

THE OFFERING

The terms of the notes and the guarantee are summarized below solely for your convenience. This summary is not a complete description of the notes or the guarantee . You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying base prospectus. For a more detailed description of the notes and the guarantee, see the discussion under the caption “Description of the Notes and the Guarantee” beginning on page S-13 of this prospectus supplement.

Issuer	PartnerRe Finance A LLC.

Securities Offered	$250,000,000 aggregate principal amount of 6.875% Senior Notes due 2018.

Maturity	The notes will mature on June 1, 2018.

Interest	Interest on the notes will accrue at the rate of 6.875% per year, and will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2008.

Ranking	The notes will be PRE Finance’s senior unsecured obligations and will rank equally with all of its other senior unsecured indebtedness from time to time outstanding. As of the date of this prospectus supplement, PRE Finance has no subsidiaries or debt outstanding.

Guarantor	PartnerRe Ltd.

Guarantee	The guarantor will fully and unconditionally guarantee the notes, including the payment of principal, premium, if any, and interest. The guarantee will be a senior unsecured obligation of the guarantor, and will rank equally with all other senior unsecured indebtedness of the guarantor from time to time outstanding.

On an unconsolidated basis, the guarantor’s indebtedness as of March 31, 2008 was approximately $874 million. As of March 31, 2008, the guarantor’s subsidiaries had approximately $12 billion of outstanding liabilities (including policyholder liabilities) that rank equal or senior to the guarantee.

Optional Redemption	The issuer may redeem all or part of the notes at its option at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; or

•

the Make-Whole Amount, as defined in “Description of the Notes and the Guarantee—Optional Redemption” in this prospectus supplement for the notes being redeemed; plus accrued and unpaid interest to the redemption date.

Use of Proceeds

We estimate that, after deducting net expenses and underwriting discounts and commissions, PRE Finance’s net proceeds from this offering will be approximately $246.1 million. PRE Finance will lend all of the net proceeds from this offering to PartnerRe U.S. Holdings, its direct parent, which, in turn, intends to use a portion of the proceeds to repay all of the $220 million of third party debt owed by PartnerRe U.S. Holdings. Such debt was incurred on December 2, 1998, has a fixed interest rate of 5.81% and is repayable in December 2008. PartnerRe U.S. Holdings may not repay this debt immediately after the offering, in which case, it will invest the proceeds that it intends to use to repay the debt for a period of time, which may be until the debt is repayable. The remaining proceeds will be used for general corporate purposes.

Risk Factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement, “Risk Factors” beginning on page 2 of the accompanying prospectus and the risk factors set forth in Part I, Item 1A of PartnerRe Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference herein, for important information regarding us and an investment in the notes.

Book Entry	The notes will be issued in book-entry form and will be represented by global notes deposited with DTC and registered in the name of DTC or its nominees. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants, including Clearstream, Luxembourg and the Euroclear System, and these beneficial interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of the Notes and the Guarantee—Book-Entry; Delivery and Form” in this prospectus supplement.

No Listing of the Notes or

Guarantee	We do not intend to apply to list the notes or the guarantee on any securities exchange or to have the notes or guarantee quoted on any automated quotation system.

RISK FACTORS

An investment in the notes may involve various risks. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following factors, the section entitled “Risk Factors” in the accompanying prospectus, as well as those incorporated by reference in this prospectus supplement from PartnerRe Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 under the heading “Risk Factors” and other filings we may make from time to time with the SEC.

An active after-market for the notes may not develop.

The notes constitute a new issue of securities with no established trading market. We cannot assure you that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell their notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market making at any time without notice. Accordingly, we cannot give any assurance as to the liquidity of, or trading market for, the notes. The notes are not listed, and we do not plan to apply to list the notes on any securities exchange or to include them in any automated quotation system.

The issuer may redeem the notes prior to the maturity date and you may not be able to reinvest in a comparable security.

The issuer may redeem the notes as described under “Description of the Notes and the Guarantee—Optional Redemption.” In the event the issuer chooses to redeem your notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes.

Investors in the notes face additional risks because neither the issuer nor the guarantor has independent operations and the guarantor has subsidiaries that are regulated.

The notes are an obligation of PRE Finance. PRE Finance is a finance subsidiary which has no independent operations other than its financing activities. As a result, its ability to service the notes depends upon the distribution, earnings, losses or other payments from the guarantor and its operating subsidiaries to PRE Finance.

As a holding company, PartnerRe derives all its income from its subsidiaries. Accordingly, PartnerRe’s ability to service its obligations, including its obligations under the guarantee, is primarily dependent on the earnings of its respective subsidiaries and the payment of those earnings to PartnerRe, in the form of dividends, loans or advances and through repayment of loans or advances. These operating subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or the guarantee or to provide the issuer or guarantor with funds. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions.

Because the guarantor is a holding company, the guarantor’s rights and the rights of its creditors, including the holders of the notes who would be creditors of the guarantor by virtue of the guarantee, and its shareholders to participate in any distribution of the assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, would be subject to the prior claims of the subsidiary’s creditors and policyholders, except in some cases to the extent that the guarantor is a creditor of the subsidiary. The rights of creditors of the guarantor, including the holders of the notes who are creditors of the guarantor by virtue of the guarantee, to participate in the distribution of stock owned by the guarantor in its subsidiaries, including the guarantor’s insurance subsidiaries, may also be subject to the approval of insurance regulatory authorities having jurisdiction over such subsidiaries.

On an unconsolidated basis, the guarantor’s indebtedness as of March 31, 2008 was approximately $874 million. As of March 31, 2008, the guarantor’s subsidiaries had approximately $12 billion of outstanding liabilities (including policyholder liabilities) that rank equal or senior to the guarantee.

PartnerRe may incur additional indebtedness.

There are no terms in the indenture, the notes or the guarantee that limit the issuer’s or the guarantor’s ability to incur additional indebtedness, and we expect from time to time to incur additional indebtedness. Any additional indebtedness so incurred could reduce the amount of cash the issuer or the guarantor would have available to pay its obligations under the notes or the guarantee.

USE OF PROCEEDS

We estimate that, after deducting net expenses and underwriting discounts and commissions, PRE Finance’s net proceeds from this offering will be approximately $246.1 million. PRE Finance will lend all of the net proceeds from this offering to its direct parent, PartnerRe U.S. Holdings, which, in turn, intends to use a portion of the proceeds to repay all of the $220 million of third party debt owed by PartnerRe U.S. Holdings. Such debt was incurred on December 2, 1998, has a fixed interest rate of 5.81% and is repayable in December 2008. PartnerRe U.S. Holdings may not repay this debt immediately after the offering, in which case, it will invest the proceeds that it intends to use to repay the debt for a period of time, which may be until the debt is repayable. The remaining proceeds will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth PartnerRe’s consolidated capitalization as of March 31, 2008. The “Actual” column reflects PartnerRe’s capitalization as of March 31, 2008 on a historical basis, without any adjustments to reflect subsequent or anticipated events. The “As Adjusted” column is adjusted to give effect to this offering and the application of proceeds from this offering, as described under “Use of Proceeds.” The following data is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and the related notes thereto incorporated in this prospectus supplement and the accompanying prospectus by reference.

	As of March 31, 2008
	Actual	As Adjusted
	(unaudited, in millions)
Long-term debt(1)	$620	$400
Debt related to notes(2)	—	250
Debt related to capital efficient notes(3)	250	250
Shareholders’ equity:
Common shares (par value $1.00; issued: 57,580,543 shares)	$58	$58
Preferred shares:
Series C cumulative redeemable preferred shares (par value $1.00, shares authorized, issued and outstanding: 11,600,000; aggregate liquidation preference: $290,000,000)	12	12
Series D cumulative redeemable preferred shares (par value $1.00, shares authorized, issued and outstanding: 9,200,000; aggregate liquidation preference: $230,000,000)	9	9
Additional paid-in capital	1,451	1,451
Other shareholders’ equity	244	244
Retained earnings	2,955	2,955
Common shares held in treasury, at cost (3,317,668 shares)	(256)	(256)

Total shareholders’ equity	$4,473	$4,473

Total capitalization	$5,343	$5,373

(1)	Assumes repayment of bank debt of $220 million. PRE Finance will lend all of the net proceeds from this offering to its direct parent, PartnerRe U.S. Holdings, which, in turn, intends to repay all of the $220 million of third party debt owed by PartnerRe U.S. Holdings due December 2008. PartnerRe U.S. Holdings may not repay this debt immediately after the offering.

(2)	PRE Finance, the issuer of the notes, does not meet the consolidation requirements of FIN 46(R). Accordingly, the guarantor will show the related intercompany debt of $250 million on its consolidated balance sheets.

(3)	PartnerRe Finance II Inc., the issuer of the capital efficient notes, does not meet the consolidation requirements of FIN 46(R). Accordingly, the guarantor shows the related intercompany debt of $257.6 million on its consolidated balance sheets.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that these charges are included in the determination of earnings and exclude undistributed earnings (losses) of equity investments. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by our management to be the interest factor of these rentals).

	Three Months Ended March 31, 2008	Fiscal Year Ended December 31,
		2007	2006	2005		2004	2003
Ratio of Earnings to Fixed Charges	13.23x	14.51x	12.07x	0.23x	(1)	9.62x	12.47x

(1)	Additional earnings of $37.9 million would be necessary to result in a one-to-one ratio of the Ratio of Earnings to Fixed Charges.

PRE Finance did not have any operations during the periods set forth above.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial and other data of PartnerRe. The year-end financial data has been derived from our audited financial statements, which have been audited by Deloitte & Touche. The financial data for the interim periods has been derived from our unaudited financial statements and include, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial data. The results for the interim periods do not necessarily indicate the results to be expected for the full fiscal year. You should read the following information in conjunction with our financial statements and the related notes and the other financial and statistical information that is included or incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
	(in millions, except per share data and ratios)
Statement of Operations data:
Gross premiums written	$3,665	$3,734	$3,810	$1,302	$1,439
Net premiums written	3,616	3,689	3,757	1,271	1,412
Net premiums earned	$3,599	$3,667	$3,777	$842	$910
Net investment income	365	449	523	119	137
Net realized investment gains (losses)	207	47	(72)	1	25
Other income (loss)	35	24	(17)	—	2

Total revenues	4,206	4,187	4,211	962	1,074

Losses and loss expenses and life policy benefits	3,087	2,111	2,082	479	590
Total expenses	4,244	3,355	3,328	776	903

(Loss) income before taxes and interest in earnings (losses) of equity investments	(38)	832	883	186	171
Income tax expense	23	95	82	20	43
Interest in earnings (losses) of equity investments	10	12	(83)	3	1

Net (loss) income	$(51)	$749	$718	$169	$129

Basic net (loss) income per common share	$(1.56)	$12.58	$12.18	$2.82	$2.22
Diluted net (loss) income per common share	$(1.56)	$12.37	$11.87	$2.76	$2.16
Dividends declared and paid per common share	$1.52	$1.60	$1.72	$0.43	$0.46
Weighted average number of common and common share equivalents outstanding	55.0	57.8	57.6	58.2	55.7
Non-Life ratios:
Loss ratio	87.3%	54.8%	50.8%	53.8%	61.3%
Acquisition ratio	23.0	23.1	22.9	23.8	23.5
Other operating expense ratio	6.0	6.5	6.7	7.2	7.5

Combined ratio	116.3%	84.4%	80.4%	84.8%	92.3%

Balance Sheet data:
Total investments and cash	$9,579	$10,679	$11,572	$10,960	$12,189
Total assets	13,744	14,948	16,037	15,746	17,291
Unpaid losses and loss expenses and policy benefits for life and annuity contracts	7,962	8,301	8,773	8,426	9,174
Long-term debt	620	620	620	620	620
Debt related to capital efficient notes	—	258	258	258	258
Debt related to trust preferred securities	206	—	—	—	—
Total shareholders’ equity	3,093	3,786	4,322	3,907	4,473
Diluted book value per common and common share equivalents outstanding	$44.57	$56.07	$67.96	$58.45	$70.93
Number of common shares outstanding, net of treasury shares	56.7	57.1	54.3	56.7	54.3

DESCRIPTION OF THE NOTES AND THE GUARANTEE

PRE Finance will issue the notes under an indenture as supplemented by a first supplemental indenture, each to be dated as of the date of the issuance of the notes, and each among PRE Finance, as issuer, PartnerRe Ltd., as guarantor, and The Bank of New York, as indenture trustee. We refer to the indenture and the first supplemental indenture collectively as the “indenture.”

PRE Finance will lend all of the net proceeds from the issuance of the notes to its direct parent, PartnerRe U.S. Holdings. PRE Finance’s activities will be limited to issuing debt, including but not limited to the notes, and lending the proceeds from the issuance to PartnerRe U.S. Holdings, and any other activities necessary or incidental to these activities. PRE Finance will have no employees and, with limited exceptions, has agreed not to create, incur, assume or suffer to exist any lien upon or with respect to any of its assets.

The following description of certain terms of the notes and the guarantee and certain provisions of the indenture supplements the description under “Description of the Senior Debt Securities” and “Description of the Senior Debt Securities Guarantee” in the accompanying base prospectus and, to the extent it is inconsistent with that description, replaces the description in the accompanying base prospectus.

This description is only a summary of the material terms and does not purport to be complete. We urge you to read the indenture in its entirety because it, and not this description, will define your rights as a beneficial holder of the notes. A copy of the indenture, the notes and the guarantee will also be available during normal business hours at the office of the trustee.

Unless otherwise specified, in this section, “guarantor” and “PartnerRe” refer to PartnerRe Ltd. and not to any of its subsidiaries.

General

The notes are an obligation of PRE Finance. PRE Finance is a finance subsidiary which has no independent operations other than its financing activities. As a result, its ability to service the notes depends upon the distribution, earnings, losses or other payments from the guarantor and its operating subsidiaries to PRE Finance.

The notes will be issued in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on June 1, 2018. The accompanying base prospectus describes additional provisions of the notes and of the indenture between us and The Bank of New York, as trustee, under which we will issue the notes. There is no limit on the aggregate principal amount of notes of this series that we may issue. Subject to certain tax limitations, we reserve the right, from time to time and without the consent of any holders of any of the notes, to re-open this series of notes on terms identical in all respects to the outstanding notes (except the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional notes shall be consolidated with, form a single series with and increase the aggregate principal amount of the notes.

The notes will bear interest at a rate of 6.875% per year from May 27, 2008. Interest will be paid semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2008, to the record holders on the preceding May 15 or November 15. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

The issuer may redeem the notes at its option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 50 basis points (the “Make-Whole Amount”).

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the issuer.

“Reference Treasury Dealer” means (1) each of Credit Suisse Securities (USA) LLC and a primary U.S. Government securities dealer in New York City (“Primary Treasury Dealer”) selected by Wachovia Capital Markets, LLC, and their respective successors, unless any of them ceases to be a Primary Treasury Dealer, in which case the issuer shall substitute another Primary Treasury Dealer and (2) two other Primary Treasury Dealers selected by the issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, (i) the redemption date, (ii) the redemption price, (iii) if less than all outstanding notes are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular notes to be redeemed and (iv) the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date.

Defeasance

The provisions of the indenture relating to defeasance, which are described under the caption “Description of the Senior Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying base prospectus, will apply to the notes.

Ranking

The notes will be PRE Finance’s senior unsecured indebtedness and will rank equally with all of its other senior unsecured indebtedness from time to time outstanding. As of the date of this prospectus supplement, PRE Finance has no subsidiaries or debt outstanding.

No Payment of Additional Amounts

If any payments by the issuer on the notes are subject to any withholding tax under the law of the jurisdiction in which the issuer is organized, the issuer will not, contrary to the description in the accompanying base prospectus, pay to the holder of any notes such additional amounts.

The Guarantee

The guarantor’s obligations under the guarantee are equal in right of payment to all of its other senior unsecured indebtedness, except any indebtedness that by its terms is subordinated to the guarantee.

There are no terms in the indenture, the notes or the guarantee that limit the guarantor’s ability to incur additional indebtedness, and the guarantor expects from time to time to incur additional indebtedness.

Because the guarantor is a holding company, the guarantor’s rights and the rights of its creditors, including the holders of the notes who would be creditors of the guarantor by virtue of the guarantee, and its shareholders to participate in any distribution of the assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, would be subject to prior claims of the subsidiary’s creditors and policyholders, except in some cases to the extent that the guarantor is a creditor of the subsidiary. The rights of creditors of the guarantor, including the holders of the notes who are creditors of the guarantor by virtue of the guarantee, to participate in the distribution of stock owned by the guarantor in its subsidiaries, including the guarantor’s insurance subsidiaries, may also be subject to the approval of insurance regulatory authorities having jurisdiction over such subsidiaries.

As a holding company, PartnerRe derives all its income from its subsidiaries. Accordingly, PartnerRe’s ability to service its obligations, including its obligations under the guarantee, is primarily dependent on the earnings of its respective subsidiaries and the payment of those earnings to PartnerRe, in the form of dividends, loans or advances and through repayment of loans or advances. These operating subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or the guarantee or to provide the issuer or guarantor with funds. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions.

On an unconsolidated basis, the guarantor’s indebtedness as of March 31, 2008 was approximately $874 million. As of March 31, 2008, the guarantor’s subsidiaries had approximately $12 billion of outstanding liabilities (including policyholder liabilities) that rank equal or senior to the guarantee.

If any payments by the guarantor under the guarantee are subject to any withholding tax under the law of the jurisdiction in which the guarantor is organized, the guarantor will not, contrary to the description in the accompanying base prospectus, pay to the holder of any notes such additional amounts.

Book-Entry; Delivery and Form

Upon issuance, the notes will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each such global security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Security entitlements in the notes will be represented through book-entry accounts of financial institutions acting on behalf of holders of such entitlements (i.e., end investors) as direct and indirect participants in DTC. Investors may elect to hold security entitlements in the notes held by DTC through Clearstream, Luxembourg or Euroclear Bank S.A./N.V., as operator of the Euroclear System, (the “Euroclear operator”), if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold security entitlements on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear operator’s names on the books of their respective depositaries, which in turn will hold such security entitlements in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture. Except as provided below, the securities entitlement holders of the notes will not be entitled to have the notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Accordingly, each securities entitlement holder in a global security must rely on the procedures of DTC and, if such person is not a participant of DTC (a “participant”), on the procedures of the participant through which such person holds its interest, to exercise any rights of a holder under the indenture. We understand that, under existing industry practices, in the event that the issuer requests any action of holders of the notes or owners of security entitlements that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant security entitlements to give or take such action, and such participants would authorize entitlement holders owning through such participants to give or take such action or would otherwise act upon the instructions of entitlement holders. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, as defined below, and by participants and indirect participants to entitlement holders will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the notes. Offered securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered global securities will be issued for the notes in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency”

registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC (“direct participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each security entitlement holder is in turn to be recorded on the records of direct participants and indirect participants. Entitlement holders will not receive written confirmation from DTC of their purchase, but entitlement holders are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such entitlement holders entered into the transaction. Transfers of security entitlement interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of entitlement holders. Entitlement holders will not receive certificates representing their ownership interests in the notes, except in the limited circumstances that may be provided in the indenture.

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual security entitlement holder of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the entitlement holders. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to entitlement holders will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Payments on the notes will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to entitlement holders will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of entitlement holders is the responsibility of the issuer or the applicable agent, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the entitlement holders shall be the responsibility of direct participants and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to the issuer or the applicable agent. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered. The issuer may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, offered security certificates will be printed and delivered.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry changes in accounts of Clearstream, Luxembourg participants, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Clearstream, Luxembourg provides to Clearstream, Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute.

Clearstream, Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant, either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator.

Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for the notes. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to the notes held through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. If and to the extent this prospectus supplement, with respect to any of the notes, indicates that investors may elect to hold interests in the notes through Clearstream, Luxembourg or Euroclear, secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Cross-market transfers between persons holding notes directly or indirectly through DTC, on the one hand, and holding notes directly or indirectly through Clearstream, Luxembourg or Euroclear participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of Clearstream, Luxembourg or Euroclear, as the case may be, by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). Clearstream, Luxembourg or Euroclear, as the case may be, will, if the transaction meets its settlement requirements, deliver to its U.S. depositary instructions to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of the notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the notes by or through a Clearstream, Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear case account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

About the Trustee

The Bank of New York is the indenture trustee and will be the principal paying agent and registrar for the notes. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York or its affiliates.

The trustee may resign or be removed with respect to one or more series of debt securities under the indenture, and a successor trustee may be appointed to act with respect to such series.

Miscellaneous

The issuer will have the right at all times to assign any of its respective rights or obligations under the indenture to a direct or indirect wholly owned subsidiary of the issuer; provided that, in the event of any such assignment, the issuer will remain liable for all of its respective obligations. Subject to the foregoing, the indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The indenture provides that it may not otherwise be assigned by the parties thereto.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Davis Polk & Wardwell, the following are the material U.S. federal tax consequences of ownership and disposition of the notes. This discussion only applies to notes held as capital assets by those initial holders who purchase the notes at the issue price, which will equal the first price to the public at which a substantial amount of the notes is sold for money.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	tax exempt organizations;

•	dealers in securities;

•	persons holding notes as part of a hedge or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal estate or gift tax considerations. Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Payments of Interest

The notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year.

Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service (“IRS”) in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to United States backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

A “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Subject to the discussion below concerning backup withholding:

•	payments of principal and interest on the notes by the issuer or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the issuer entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the issuer through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below;

•

a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Certification Requirement

Interest will not be exempt from withholding tax unless the beneficial owner of that note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide to the issuer a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisers with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to United States backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Internal Revenue Code applies (also “Plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code (together, “Parties in Interest”) with respect to such Plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and non-U.S. plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA, or Section 4975 of the Internal Revenue Code, but governmental and non-U.S. plans may be subject to other legal restrictions.

Under a regulation (the “Plan Assets Regulation”) issued by the U.S. Department of Labor, the assets of the issuer would be deemed to be “plan assets” of a Plan for purposes of ERISA and Section 4975 of the Internal Revenue Code if a Plan makes an “equity” investment in the issuer and no exception were applicable under the Plan Assets Regulation. An “equity interest” is defined under the Plan Assets Regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Based on the limited legal authority in this area, it is uncertain but nonetheless possible that the capital securities will be treated as equity interests in the issuer.

If the assets of the issuer were deemed to be “plan assets,” the persons providing services to the assets of the issuer may become Parties in Interest with respect to an investing Plan and may be governed by the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code with respect to transactions involving those assets.

In this regard, if the person or persons with discretionary responsibilities over the notes or the guarantee were affiliated with PartnerRe, any such discretionary actions taken regarding those assets could be deemed to constitute a prohibited transaction under ERISA or the Internal Revenue Code (e.g., the use of such fiduciary authority or responsibility in circumstances under which those persons have interests that may conflict with the interests of the investing Plans and affect the exercise of their best judgment as fiduciaries).

Under an exception contained in the Plan Assets Regulation, the assets of the issuer would not be deemed to be “plan assets” of investing Plans if the notes are “publicly-offered securities”—that is, they are:

•	widely held, i.e., owned by more than 100 investors independent of the issuer and of each other;

•	freely transferable; and

•

sold to a Plan as part of an offering pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”) and then timely registered under Section 12(b) or 12(g) of the Exchange Act.

PRE Finance expects that the notes will meet the criteria of “publicly-offered securities” above, although no assurance can be given in this regard. The underwriters expect that the notes will be held by at least 100 independent investors at the conclusion of the offering and that the notes will be freely transferable. The notes will be sold as part of an offering under an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

Even if the assets of the issuer are not deemed to be “plan assets” of Plans investing in the issuer, investments by Plans in the notes could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Internal Revenue Code with respect to an investing Plan.

For example, if PartnerRe were a Party in Interest with respect to an investing Plan, either directly or by reason of the activities of one or more of its affiliates, sale of the notes to the Plan and/or extensions of credit between PartnerRe and the issuer, as represented by e.g., the subordinated guarantee, would likely be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Internal Revenue Code, unless exemptive relief were available under an applicable administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes by Plans. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) provides a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service-provider exemption”).

The notes may not be purchased or held by or on behalf of any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless the purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption.

Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding that it either:

•	is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan; or

•	is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption with respect to such purchase or holding.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences if the assets of the issuer were deemed to be “plan assets” and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes does not violate the prohibited transaction rules of ERISA or Section 4975 of the Code. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

The guarantor and the issuer have entered into an underwriting agreement with Credit Suisse Securities (USA) LLC and Wachovia Capital Markets, LLC, as representatives of the underwriters, pursuant to which, and subject to its terms and conditions, the issuer has agreed to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from the issuer the respective principal amount of notes set forth opposite their names in the following table.

Underwriters	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$112,500,000
Wachovia Capital Markets, LLC	$112,500,001
Banc of America Securities LLC	$8,333,333
Barclays Capital Inc.	$8,333,333
UBS Securities LLC	$8,333,333

Total	$250,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are conditioned upon the delivery of legal opinions by their counsel and other conditions. The underwriters are obligated to purchase all the notes, if any notes are purchased.

The underwriters have advised PartnerRe that they intend to offer the notes initially at the offering price shown on the cover page of this prospectus supplement and may offer to certain dealers at the offering price less a selling concession not to exceed 0.40% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession on sales to other dealers not to exceed 0.25% of the principal amount of the notes. After the initial offering of the notes, the underwriters may change the public offering price and the concession to selected dealers.

PartnerRe and PRE Finance have agreed that, without the prior written consent of Credit Suisse Securities (USA) LLC and Wachovia Capital Markets, LLC, on behalf of the underwriters, PartnerRe and PRE Finance will not, during the period beginning on the date of the underwriting agreement and continuing to and including the closing under the underwriting agreement, offer, sell, contract to sell or otherwise dispose of, any securities that are substantially similar to the notes.

PartnerRe estimates that the expenses of this offering that are payable by PRE Finance or one of its affiliates, including printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $300,000. The underwriters have agreed to reimburse $250,000 of such expenses.

Use of Proceeds

PRE Finance will lend all of the net proceeds from this offering to its direct parent, PartnerRe U.S. Holdings, which, in turn, intends to use a portion of the proceeds to repay all of the $220 million of third party debt owed by PartnerRe U.S. Holdings. Such debt was incurred on December 2, 1998, has a fixed interest rate of 5.81% and is repayable in December 2008. Credit Suisse First Boston, Zurich, an affiliate of Credit Suisse Securities (USA) LLC, an underwriter in this offering, is the lender of the debt. PartnerRe U.S. Holdings may not repay this debt immediately after the offering, in which case, it will invest the proceeds that it intends to use to repay the debt for a period of time, which may be until the debt is repayable. The remaining proceeds will be used for general corporate purposes. Because it is possible that the underwriters or their affiliated or associated persons could receive more than 10% of the proceeds of the offering, not including underwriting compensation, as repayment of the third party debt of PartnerRe U.S. Holdings, the offering is being made pursuant to the provisions of Section 2710(h) of the NASD Conduct Rules.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes, and they may discontinue this market-making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or an adequate trading market for the notes.

Price Stabilization and Short Positions

The underwriters may engage in over-allotment and stabilizing transactions or purchases and passive market-making for the purpose of pegging, fixing or maintaining the price of the notes in accordance with Regulation M under the Securities Exchange Act of 1934:

•

Over-allotment involves sales by the underwriters of notes in excess of the number of notes the underwriters are obligated to purchase, which creates a short position. Since the underwriters in this offering do not have an over-allotment option to purchase additional securities, their short position will be a naked short position. A naked short position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering;

•

Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distributions

This prospectus supplement in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters or by their affiliates. In these cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by any underwriter is not a part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make for these liabilities.

United Kingdom Legal Matters

Each underwriter has represented and warranted that:

(1)	It has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply; and

(2)	It has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

European Economic Area Legal Matters

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), each underwriter has represented and agreed that it has not made and will not make an offer of the notes to the public in that relevant member state that would require the publication in that relevant member state or approval by the competent authority of that relevant member state or, where appropriate, the competent authority of another relevant member state, of a prospectus in relation to the notes in that relevant member state; subject to such restriction, they may, with effect from and including the relevant implementation date, make an offer of notes to the public in that relevant member state at any time:

(1)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2)	to any legal entity that has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than €43,000,000 and (C) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(3)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior written consent of the representatives; or

(4)	in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of notes shall require PRE Finance or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Other Relationships

From time to time, the underwriters and their respective affiliates have directly and indirectly provided investment and/or commercial banking services to us for which they have received customary compensation and expense reimbursement. The underwriters and their respective affiliates may in the future provide similar services to us. For example, Credit Suisse First Boston, Zurich is the lender under PartnerRe U.S. Holdings’ $220 million fixed rate bank loan. In addition, Wachovia Bank, National Association is the co-arranger and syndication agent and Credit Suisse is a co-documentation agent under the Company’s $700 million syndicated, unsecured credit facility.

VALIDITY OF THE NOTES

Certain legal matters with respect to United States and New York law with respect to the validity of the offered securities will be passed upon for PartnerRe Ltd. and PRE Finance by Davis Polk & Wardwell, New York, New York. Certain legal matters with respect to Bermuda law will be passed upon for PartnerRe Ltd. and PRE Finance by corporate counsel for PartnerRe Ltd. Certain legal matters will be passed on for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Our SEC filings subsequent to June 2001 are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

Stock Market. PartnerRe’s common shares are traded on the New York Stock Exchange under the symbol PRE. Material filed by PartnerRe Ltd. can be inspected at the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 29, 2008.

2.	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 filed with the SEC on May 9, 2008.

3.	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2008.

You may request free copies of these filings by writing or telephoning us at the following address:

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Legal and Corporate Compliance

Telephone: (441) 292-0888

Fax: (441) 292-3060

PROSPECTUS

Senior Debt Securities

of

PartnerRe Finance A LLC

Fully And Unconditionally Guaranteed By

PartnerRe Ltd.

The senior debt securities will be fully and unconditionally guaranteed on a senior unsecured basis by PartnerRe Ltd., the indirect parent company of PartnerRe Finance A LLC (“PRE Finance”).

PRE Finance will provide the specific terms and prices of the senior debt securities that it may offer in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. This prospectus may not be used to confirm sales of any senior debt securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the senior debt securities.

These securities may be sold to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents, the offering prices and any applicable commission or discount will be stated in an accompanying prospectus supplement.

Investing in the senior debt securities involves certain risks. See “Risk Factors” on page 2 and beginning on page 21 of our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 29, 2008.

THE SECURITIES AND EXCHANGE COMMISSION, STATE SECURITIES REGULATORS, THE MINISTER OF FINANCE AND THE REGISTRAR OF COMPANIES IN BERMUDA AND THE BERMUDA MONETARY AUTHORITY HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 19, 2008.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT AND IN ANY FREE WRITING PROSPECTUS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND ANY INFORMATION ABOUT THE TERMS OF OFFERED SECURITIES WE, PARTNERRE FINANCE A LLC OR THE UNDERWRITERS CONVEY TO YOU. NEITHER WE NOR PARTNERRE FINANCE A LLC HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF ANYONE PROVIDED YOU WITH ADDITIONAL OR DIFFERENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE AND PARTNERRE FINANCE A LLC ARE OFFERING THESE SECURITIES ONLY IN STATES WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, ANY SUPPLEMENT OR ANY FREE WRITING PROSPECTUS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

Except as expressly provided in an underwriting agreement, no offered securities may be offered or sold in Bermuda (although offers may be made to persons in Bermuda from outside Bermuda) and offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where such offers have been delivered outside of Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.

In this prospectus, references to “dollar” and “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and certain of our subsidiaries, including PRE Finance, filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process, relating to, among other things, the senior debt securities (and the guarantee thereof) described in this prospectus. This means:

•	we and PRE Finance will provide a prospectus supplement each time these securities are offered pursuant to this prospectus; and

•	the prospectus supplement will provide specific information about the terms of that offering and also may add to, change or update information contained in this prospectus.

This prospectus provides you with a general description of the senior debt securities (and the guarantee thereof) that we and PRE Finance may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the Commission. For additional information regarding us, PRE Finance and the senior debt securities, please refer to the registration statement. To the extent that information in any prospectus supplement is inconsistent with information contained in this prospectus, the information in such prospectus supplement shall govern. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

All references in this base prospectus to “we,” “us,” “our” or “PartnerRe” refer to PartnerRe Ltd. References to “PRE Finance” or the “issuer” refer to PartnerRe Finance A LLC, the issuer of the senior debt securities and an indirect wholly owned subsidiary of PartnerRe Ltd.

PARTNERRE FINANCE A LLC

PRE Finance, which was formed on May 6, 2008, is a Delaware limited liability company. PRE Finance is an indirectly wholly owned subsidiary of PartnerRe, and a wholly owned direct subsidiary of PartnerRe U.S. Corporation, that was created solely for the purpose of issuing, from time to time, debt securities and lending the proceeds from such issuance to PartnerRe U.S. Corporation. The principal executive offices of PRE Finance are c/o PartnerRe U.S. Corporation, One Greenwich Plaza, Greenwich, Connecticut 06830-6352, Attention: Tom Forsyth, and its telephone number is (203) 485-4200.

PARTNERRE LTD.

We are a Bermuda company with principal executive offices located at 90 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 292-0888.

We provide reinsurance on a worldwide basis through our wholly owned subsidiaries, Partner Reinsurance Company Ltd., Partner Reinsurance Europe Limited and Partner Reinsurance Company of the U.S. Risks reinsured include, but are not limited to property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines and life/annuity and health. We also offer alternative risk products that include weather and credit protection to financial, industrial and service companies on a worldwide basis.

On January 1, 2008, we restructured our European operations to create a single operating platform in Europe through our Irish reinsurance subsidiary, Partner Reinsurance Europe Limited (“PartnerRe Europe”). Following the reorganization, PartnerRe Europe is the principal reinsurance carrier for all of our business underwritten in France, Ireland and Switzerland and for the non-life business underwritten in Canada. Contemporaneously, the business, assets and liabilities of the Canadian life branch of PartnerRe SA were transferred to a new Canadian life branch of Partner Reinsurance Company Ltd. See “Part I—Item I. Business—General” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for more information relating to the reorganization.

For further information regarding PartnerRe, including financial information, you should refer to our recent filings with the Commission.

RISK FACTORS

Before you invest in securities issued by us or PRE Finance, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus;

•	information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

•	the risks described in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on February 29, 2008, which we incorporate by reference into this prospectus; and

other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the Commission.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus may be considered forward-looking statements as defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934. Forward-looking statements are made based upon our assumptions and expectations concerning the potential effect of future events on our financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Our forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments. The following review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere:

(1)	the occurrence of catastrophic events or other reinsured events with a frequency or severity exceeding our expectations;

(2)	a decrease in the level of demand for reinsurance and/or an increase in the supply of reinsurance capacity;

(3)	increased competitive pressures, including the consolidation and increased globalization of reinsurance providers;

(4)	actual losses and loss expenses exceeding our estimated loss reserves, which are necessarily based on actuarial and statistical projections of ultimate losses;

(5)	uncertainty related to estimated losses and unanticipated losses from catastrophe events;

(6)	acts of terrorism, acts of war and other man-made or unanticipated perils;

(7)	changes in the cost, availability and performance of retrocessional reinsurance, including the ability to collect reinsurance recoverables;

(8)	concentration risk in dealing with a limited number of brokers;

(9)	credit risk relating to our brokers, cedants and other counterparties;

(10)	developments in and risks associated with global financial markets that could affect our investment portfolio;

(11)	changing rates of interest, inflation and other economic conditions;

(12)	availability of borrowings and letters of credit under our credit facilities;

(13)	ability to obtain any additional financing on favorable terms;

(14)	impact of fluctuations in foreign currency exchange rates;

(15)	actions by rating agencies that might impact our ability to continue to write existing business or write new business;

(16)	changes in accounting policies, their application or interpretation;

(17)	changes in the legal or regulatory environments in which we operate, including the passage of federal or state legislation subjecting our non-U.S. operations to supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate, the passage of legislation in the U.S. that would subject our U.S. shareholders to tax rates on dividends that are disadvantageous, and any measures designed to limit harmful tax competition that may affect Bermuda;

(18)	potential industry impact of investigations into market practices in the U.S. property and casualty industry;

(19)	legal decisions and rulings and new theories of liability;

(20)	amount of dividends received from our subsidiaries;

(21)	new mass tort actions or reemergence of old mass torts such as asbestosis;

(22)	declines in the equity and credit markets;

(23)	changes in social and environmental conditions; and

(24)	operations risks, including human or system failures.

The words “believe,” “anticipate,” “estimate,” “project,” “plan,” “expect,” “intend,” “hope,” “will likely result” or “will continue,” or words of similar import, generally involve forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of senior debt securities offered by PRE Finance will be lent to PartnerRe U.S. Corporation.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

The senior debt securities will be issued under an indenture to be entered into among PRE Finance, as issuer, PartnerRe Ltd., as guarantor, and The Bank of New York, as trustee. The senior indenture is referred to in this prospectus as the “indenture.” The indenture may be supplemented from time to time.

The following summary of the material terms and provisions of the indenture and the senior debt securities is not complete and is qualified in its entirety by the terms and provisions of the indenture, including the definitions of some of the terms used below, and the senior debt securities. Wherever we refer to particular articles, sections or defined terms of the indenture, those articles, sections or defined terms are incorporated herein by reference and the statement in connection with which such reference is made is qualified in its entirety by such reference. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. You should review the indenture that is filed as an exhibit to the registration statement of which this prospectus forms a part for additional information.

In addition, the material specific financial, legal and other terms as well as any material U.S. federal income tax consequences particular to the senior debt securities of each series will be described in the prospectus supplement relating to the senior debt securities of that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the Commission. For a complete description of the terms of a particular series of senior debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

The indenture does not limit the aggregate principal amount of senior debt securities that PRE Finance may issue. The indenture provides that PRE Finance may issue senior debt securities from time to time in one or more series (Section 3.01). The indenture does not limit the amount of other indebtedness or the amount of senior debt securities which PRE Finance may issue.

Unless otherwise provided in the related prospectus supplement, the senior debt securities covered by this prospectus will be unsecured obligations of PRE Finance and will rank equally with all of its other senior unsecured indebtedness.

Because we are a holding company, our rights and the rights of our creditors (including the holders of PRE Finance’s senior debt securities who are creditors of PartnerRe by virtue of our guarantee of the senior debt securities issued by PRE Finance) and shareholders to participate in any distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors and policyholders, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. The rights of our creditors (including the holders of PRE Finance’s senior debt securities who are creditors of PartnerRe by virtue of our guarantee of the senior debt securities issued by PRE Finance) to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

The prospectus supplement relating to the senior debt securities being offered by PRE Finance will include specific terms relating to the offering. The terms will include, among other terms, some or all of the following, as applicable:

•	the title and series of such senior debt securities,

•	the aggregate principal amount of such senior debt securities and any limit upon such principal amount;

•	the date or dates on which the principal of such senior debt securities will be payable;

•	the rate or rates at which such senior debt securities will bear interest, if any;

•	the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such senior debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•	the portion of the principal amount of the senior debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to such senior debt securities will be payable;

•	any optional or mandatory redemption terms or prepayment, conversion, sinking fund or remarketing provisions;

•	if other than denominations of $2,000 or multiples of $1,000, the denominations in which any senior debt securities to be issued in registered form (as defined below) will be issuable;

•	if other than a denomination of $5,000, the denominations in which any senior debt securities to be issued in bearer form (as defined below) will be issuable;

•	any convertibility or exchangeability provisions;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such senior debt securities;

•

whether such senior debt securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

•	the agreement relating to our guarantee of such senior debt securities;

•	United States federal income tax considerations, if any;

•	the currency or currencies, if other than the U.S. dollar, in which payments of the principal of and interest on the senior debt securities will be payable;

•	any deletions from, modifications of or additions to the Events of Default or covenants of PRE Finance with respect to such senior debt securities; and

•	any other material terms of such senior debt securities and any other deletions from or modifications or additions to the indenture. (Section 3.01)

PRE Finance will have the ability under the indenture to “reopen” a previously issued series of the senior debt securities and issue additional senior debt securities of that series or establish additional terms of that series. PRE Finance is also permitted to issue senior debt securities with the same terms as previously issued senior debt securities. (Section 3.01)

Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to the senior debt securities will be payable at the office or agency maintained by PRE Finance for such purposes. The payment office will initially be the corporate trust office of the trustee. In the case of senior debt securities issued in registered form, interest may be paid by check mailed to the persons entitled to the payment at their addresses appearing on the security register or by wire transfer to an account maintained by the payee with a bank located in the United States. A security issued in “registered form” is a security for which the issuer or the paying agent keeps a record of all the current holders. Interest on senior debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the senior debt securities are registered at the close of business on the regular record date with respect to such interest payment date. Interest on such senior debt securities which have a redemption date after a regular record date, and on or before the following interest payment date, will also be payable to the persons in whose names the senior debt securities are registered. All paying agents initially designated by PRE Finance for the senior debt securities will be named in the related prospectus supplement. PRE Finance may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that PRE Finance will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the senior debt securities are payable. (Sections 3.07, 10.02 and 11.06)

Unless otherwise provided in the related prospectus supplement, the senior debt securities may be presented for transfer or exchanged for other senior debt securities of the same series at the office or agency maintained by PRE Finance for such purposes. This office will initially be the corporate trust office of the trustee. If so required by PRE Finance or the security registrar, any senior debt security presented for transfer must be duly endorsed or accompanied by a written instrument of transfer. Senior debt securities received upon exchange will contain identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount. Such transfer or exchange will be made without service charge, but PRE Finance or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. PRE Finance will not be required to:

•

issue, register the transfer of, or exchange, the senior debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such senior debt securities and ending at the close of business on the day of such mailing,

•	register the transfer of or exchange any senior debt security so selected for redemption in whole or in part, except the unredeemed portion of any senior debt security being redeemed in part, or

•

register the transfer of or exchange any senior debt security which, in accordance with its terms, has been surrendered for repayment at the option of the holder, except the portion, if any, of such senior debt security not to be so repaid. (Section 3.05)

PRE Finance has appointed the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by either issuer for any senior debt securities will be named in the related prospectus supplement. PRE Finance may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that PRE Finance will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the senior debt securities are payable. (Section 10.02)

Unless otherwise provided in the related prospectus supplement, the senior debt securities will be issued only in fully registered form without coupons in denominations of $2,000 and any integral multiple of $1,000.

The senior debt securities may be represented in whole or in part by one or more global debt securities (as defined below) registered in the name of a depositary or its nominee and, if so represented, interests in such global senior debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the senior debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States federal income tax considerations, applicable to such senior debt securities and to payment on and transfer and exchange of such senior debt securities will be described in the related prospectus supplement. A security issued in “bearer form” is a security for which the issuer does not keep a record of the holder. The owner is deemed to be the person holding the security.

If the purchase price of any senior debt securities is payable in one or more foreign currencies or currency units or if any senior debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any senior debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States federal income tax considerations, specific terms and other information with respect to such senior debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

PRE Finance will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of PRE Finance to purchase senior debt securities at the option of the holders. Any such obligation applicable to a series of senior debt securities will be described in the related prospectus supplement.

You should refer to the prospectus supplement relating to a particular series of senior debt securities for information regarding any deletions from, modifications of or additions to the Events of Defaults described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

The terms, if any, on which senior debt securities of any series are convertible into or exchangeable for other securities, whether or not issued by PRE Finance, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of PRE Finance, in which the securities, property or cash to be received by the holders of the senior debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement. Any such conversion or exchange will comply with applicable law, including securities laws, and PRE Finance’s organizational documents.

Global Securities

The senior debt securities of a series may be issued in whole or in part under a book entry system in the form of one or more global debt securities. Each global security will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series.

The depositary will be a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/ or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The specific terms of the depositary arrangement with respect to a series of the senior debt securities will be described in the prospectus supplement relating to such series. PRE Finance anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security in registered form, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the senior debt securities represented by such global security to the participants’ accounts. Such accounts will be designated by the underwriters or agents with respect to such senior debt securities or by PRE Finance if such senior debt securities are offered and sold directly by PRE Finance. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership will be effected only through, the participants’ records. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary, or its nominee, is the owner of record of a global security, PRE Finance considers such depositary or its nominee the sole owner or holder of the senior debt securities represented by a global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the senior debt securities represented by a global security registered in their names, and will not receive or be entitled to receive physical delivery of the senior debt securities of that series in definitive form and will not be considered the owners or holders thereof under the indenture under which these senior debt securities are issued. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary. Persons who are not participants must rely on the procedures of the participant through which they own their interest. We understand that under existing industry practices, if PRE Finance requests any action of holders or if any owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Payments of principal of, any premium and interest on, and any additional amounts on, the senior debt securities represented by a global security registered in the name of a depositary or its nominee will be paid to the depositary or its nominee, as the case may be, as the registered owner. None of the trustee, any paying agent, the security registrar or PRE Finance will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such senior debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

PRE Finance expects that the depositary for a series of the senior debt securities or its nominee, upon receipt of any payment with respect to such senior debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such senior debt securities as shown on the records of such depositary or its nominee. PRE Finance also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

The indenture provides that global securities will be exchanged for the senior debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations, if:

•

the depositary for a series of the senior debt securities notifies PRE Finance that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the indenture and a successor depositary is not appointed by PRE Finance within 90 days of written notice;

•

PRE Finance determines that the senior debt securities of a particular series will no longer be represented by global securities and execute and deliver to the trustee a company order to such effect; or

•	an Event of Default with respect to a series of the senior debt securities has occurred and is continuing.

Such definitive senior debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.05) PRE Finance expects that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Payment of Additional Amounts

Unless otherwise provided in the related prospectus supplement, PRE Finance will make all payments of principal of and premium, if any, interest and any other amounts on, the senior debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction in which PRE Finance is organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction by PRE Finance is required by the law of the jurisdiction in which PRE Finance is organized, PRE Finance will, subject to certain limitations and exceptions described below or in the applicable prospectus supplement, pay to the holder of any such senior debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such senior debt security and the indenture to be then due and payable.

Notwithstanding the foregoing, PRE Finance will not be required to pay any additional amounts under the indenture for or on account of:

(1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such senior debt security, (b) presented such senior debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such senior debt security could not have been presented for payment elsewhere, or (c) presented such senior debt security for payment more than 30 days after the date on which the payment in respect of such senior debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such senior debt security for payment on any day within that 30-day period;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such senior debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4) any combination of items (1), (2) and (3).

In addition, PRE Finance will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such senior debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such senior debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the senior debt security. (Section 10.04)

Consolidation, Amalgamation, Merger and Sale of Assets

The indenture provides that PRE Finance may not (1) consolidate or amalgamate with, or merge into, any person or convey, transfer or lease the properties and assets of PRE Finance as an entirety or substantially as an entirety to any person, or (2) permit any person to consolidate or amalgamate with or merge into PRE Finance, or convey, transfer or lease such person’s properties and assets as an entirety or substantially as an entirety to PRE Finance, unless:

•

such person is a corporation, limited liability company, incorporated association, company or business trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, Bermuda or any country which is, on the date of the indenture, a member of the Organization of Economic Cooperation and Development;

•

such person will expressly assume, by supplemental indenture, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the senior debt securities issued under the indenture, and the performance of PRE Finance’s obligations under the indenture and the senior debt securities issued under the indenture, and provides for conversion or exchange rights in accordance with the provisions of the senior debt securities of any series that are convertible or exchangeable into other securities;

•

immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of PRE Finance as a result of such transaction as having been incurred by PRE Finance at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing; and

•	certain other conditions are met. (Section 8.01)

The indenture includes a like restriction on consolidation, amalgamation and merger involving PartnerRe, as guarantor of PRE Finance’s obligations under PRE Finance’s senior debt securities. (Section 8.03)

Events of Default

Unless PRE Finance provides other or substitute Events of Default in a prospectus supplement, the following events will constitute an Event of Default with respect to the senior debt securities under the indenture:

(1)	default in paying interest or any additional amounts on any senior debt security, when they become due and payable, and the default continues for a period of 30 days;

(2)	default in paying principal, any premium or any additional amounts on any senior debt security, when such principal, additional amount or premium becomes due and payable;

(3)	default in the performance, or breach, of any covenant or warranty of PRE Finance or us in the indenture for the benefit of such senior debt securities, and the continuance of such default or breach for a period of 60 days after written notice of default is given under the indenture;

(4)	if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of PRE Finance or us for borrowed money (other than Indebtedness which is non-recourse to us or PRE Finance, as the case may be) happens and consists of default in the payment of more than $100,000,000 in principal amount of such Indebtedness when due (after giving effect to any applicable grace period) or shall result in such Indebtedness in principal amount in excess of $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or waived or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the indenture;

(5)	PRE Finance or we fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $100,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; and

(6)	certain events relating to bankruptcy, insolvency or reorganization of PRE Finance or us. (Section 5.01)

If an Event of Default (other than an Event of Default described in (6) of the preceding paragraph) occurs with respect to the senior debt securities of any series and continues, either the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of such series may, by written notice as provided in the indenture, declare the principal amount (or such lesser amount as may be provided for in the senior debt securities of such series) of all outstanding senior debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the senior debt securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (6) of the preceding paragraph will cause the principal amount and accrued interest (or such lesser amount as provided for in the senior debt securities of such series) to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.02)

The indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the senior debt securities of any series (a “default”), the trustee will transmit, in the manner set forth in the indenture, notice of such default to the holders of the senior debt securities of such series unless such default has been cured or waived. However, except in the case of a default in the payment of principal, premium, interest or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of such series, the trustee may withhold such notice if and so long as PRE Finance’s member(s) or officers and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the senior debt securities of such series. In addition, in the case of any default of the character described in (4) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.02)

If an Event of Default occurs and continues with respect to the senior debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the senior debt securities of such series by all appropriate judicial proceedings. (Section 5.03) The indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the senior debt securities, unless such holders shall have offered to the trustee reasonable indemnity. (Section 6.01) Subject to the provisions for the indemnification of the trustee, and applicable law and certain other provisions of the indenture, the holders of a majority in principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to senior debt securities of such series. (Section 5.12)

Modification and Waiver

PRE Finance and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series affected by the modification of amendments. However, each affected holder must consent to certain modifications or amendments, including:

•	changes to the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any senior debt security; or

•

reductions of the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any senior debt security.

PRE Finance and the trustee may modify or amend the indenture and the senior debt securities of any series without the consent of any holder in order to, among other things:

•	provide for PRE Finance’s and/or our successor pursuant to a consolidation, amalgamation, merger or sale of assets;

•	provide for a successor trustee with respect to the senior debt securities of all or any series;

•	cure any ambiguity, defect or inconsistency;

•	make any other provisions with respect to matters or questions arising under any indenture which will not adversely affect the interests of the holders of the senior debt securities of any series; or

•	make any other change that does not materially adversely affect the interests of the holders of any senior debt securities then outstanding under the indenture. (Section 9.01)

The holders of at least a majority in principal amount of the senior debt securities of any series may, on behalf of the holders of all senior debt securities of that series, waive compliance by PRE Finance with certain restrictive provisions of the indenture. (Section 10.06) The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may, on behalf of the holders of all senior debt securities of that series, waive any past default and its consequences under the indenture with respect to senior debt securities of that series, except a default:

•	in paying principal, premium, interest or any additional amounts with respect to the senior debt securities of that series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each senior debt security of any series. (Section 5.13)

Under the indenture, PRE Finance is required to furnish the trustee annually a statement as to its performance of certain of its obligations under that indenture and as to any default in such performance. PRE Finance is also required to deliver to the trustee, within five days after its occurrence, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default. (Section 10.07)

Discharge, Defeasance and Covenant Defeasance

PRE Finance may discharge certain obligations to holders of any series of the senior debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such senior debt securities are payable in an amount sufficient to pay the entire indebtedness on such senior debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if such senior debt securities have become due and payable) or to the maturity thereof, as the case may be. (Section 4.01)

The indenture provides that, unless the provisions of Section 4.02 thereof are made inapplicable to debt securities of or within any series pursuant to Section 3.01 thereof, PRE Finance may elect to either:

•

to defease and be discharged from any and all obligations with respect to such senior debt securities (except for, among other things, the obligation of PRE Finance to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such senior debt securities and other obligations to register the transfer or exchange of such senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities, to maintain an office or agency with respect to such senior debt securities and to hold moneys for payment in trust) (“defeasance”); or

•

to be released from its obligations with respect to such senior debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such senior debt securities (“covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by PRE Finance with the trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such senior debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such senior debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such senior debt securities on the scheduled due dates. (Section 4.02)

Such a trust may only be established if, among other things:

•

the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which PRE Finance is a party or by which it is bound;

•

no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the senior debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding will have occurred and be continuing at any time during the period ending on the 91st day after such date;

•

with respect to registered securities and any bearer securities for which the place of payment is within the United States, PRE Finance has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of such senior debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by PRE Finance, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture; and

•	with respect to defeasance, PRE Finance has delivered to the trustee an officers’ certificate as to solvency and the absence of intent of preferring holders over other creditors. (Section 4.02)

“Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.01)

“Government Obligations” means debt securities which are (1) direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of PRE Finance, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.01)

If after PRE Finance has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to senior debt securities of any series, (1) the holder of a senior debt security of that series is entitled to, and does, elect pursuant to Section 3.01 of the indenture or the terms of such senior debt security to receive payment in a currency other than that in which such deposit has been made in respect of such senior debt security, or (2) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such senior debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, such senior debt security as such senior debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such senior debt security into the currency in which such senior debt security becomes payable as a result of such election or such Conversion Event based on (a) in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (b) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.02)

“Conversion Event” means the cessation of use of (1) a Foreign Currency both by the government of the country or countries which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established. (Section 1.01)

If PRE Finance effects covenant defeasance with respect to any of its senior debt securities and such senior debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such senior debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such senior debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such senior debt securities at the time of the acceleration resulting from such Event of Default.

New York Law to Govern

The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state. (Section 1.13)

Concerning the Trustee

The Bank of New York is the senior debt securities indenture trustee and will be the principal paying agent and registrar for the senior debt securities. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York or its affiliates.

The trustee may resign or be removed with respect to one or more series of senior debt securities.

DESCRIPTION OF THE SENIOR DEBT SECURITIES GUARANTEE

Concurrently with any issuance by PRE Finance of its senior debt securities, we will execute and deliver a senior debt securities guarantee for the benefit of the holders from time to time of such senior debt securities. The Bank of New York will act as indenture trustee under the senior debt securities guarantee for the purposes of compliance with the Trust Indenture Act. The senior debt securities guarantee will be qualified as an indenture under the Trust Indenture Act.

The following summary sets forth the material terms and provisions of our guarantee of PRE Finance’s senior debt securities and is not complete. You should read the form of guarantee and the Trust Indenture Act for more complete information regarding the provisions of the guarantee, including the definitions of some of the terms used below. The form of guarantee has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in this summary. Whenever we refer to particular sections or defined terms of the guarantees, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The indenture trustee, as guarantee trustee under each guarantee, will hold the applicable guarantee for the benefit of the holders of the related senior debt securities.

General

We will fully and unconditionally guarantee all obligations of PRE Finance under the indenture and the related senior debt securities. Unless otherwise provided in a prospectus supplement, each guarantee will be an unsecured obligation of PartnerRe.

Because PartnerRe is a holding company, PartnerRe’s rights and the rights of its creditors, including the holders of PRE Finance’s senior debt securities who would be creditors of PartnerRe by virtue of the guarantee, and its shareholders to participate in any distribution of the assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, would be subject to prior claims of the subsidiary’s creditors and policyholders, except in some cases to the extent that PartnerRe is a creditor of the subsidiary. The right of creditors of PartnerRe, including the holders of PRE Finance’s senior debt securities who are creditors of PartnerRe by virtue of the guarantee, to participate in the distribution of the stock owned by PartnerRe in its subsidiaries, including PartnerRe’s insurance subsidiaries, may also be subject to the approval of insurance regulatory authorities having jurisdiction over such subsidiaries.

Unless otherwise provided in the applicable prospectus supplement, PartnerRe will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, PRE Finance’s senior debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments, or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or such other jurisdiction in which PartnerRe or any of its successors under the guarantee may be organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, PartnerRe will, subject to certain limitations and exceptions described below or in the applicable prospectus supplement, pay to the holder of any such senior debt security any such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such senior debt security and the indenture to be then due and payable.

PartnerRe will not be required to pay any additional amounts for or on account of:

(1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such senior debt security, (b) presented such senior debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such senior debt security could not have been presented for payment elsewhere, or (c) presented such senior debt security for payment more than 30 days after the date on which the payment in respect of such senior debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such senior debt security for payment on any day within that 30-day period;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such senior debt security to comply with any reasonable request by us or PRE Finance addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4) any combination of items (1), (2) and (3).

In addition, PartnerRe will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such senior debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such senior debt security but only to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the senior debt security. (Section 5.08)

Waiver of Events of Default

The holders of not less than a majority of the outstanding principal amount of PRE Finance’s senior debt securities may, by vote, on behalf of all such holders, waive any past event of default of PartnerRe and its consequences on any of its payment or other obligations under the senior debt securities guarantee agreement. (Section 2.06)

Amendments

The senior debt securities guarantee may only be amended in writing with the prior approval of the holders of not less than a majority of the outstanding principal amount of the senior debt securities. In addition, certain amendments affecting the obligations of PartnerRe may only be made in writing with the prior approval of each holder.

No consent of the holders of PRE Finance’s senior debt securities is required to amend the guarantee in a way that does not adversely affect in any material respect the rights of such holders. (Section 8.02)

New York Law to Govern

The senior debt securities guarantee will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state. (Section 8.05)

PLAN OF DISTRIBUTION

PRE Finance may sell the senior debt securities in any one or more of the following ways from time to time:

•	through agents;

•	through underwriters or dealers; or;

•	directly to a limited number of purchasers or a single purchaser, including our affiliates.

The prospectus supplement with respect to the senior debt securities will set forth the terms of the offering of the senior debt securities, including:

•	the name or names of any underwriters, dealers or agents and the respective amount of the senior debt securities underwritten or purchased by each of them;

•	the purchase price of the senior debt securities and the proceeds to PRE Finance from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any delayed delivery arrangements;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such senior debt securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the senior debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Senior debt securities may be sold directly by PRE Finance or through agents designated by PRE Finance from time to time. Any agent involved in the offer or sale of the senior debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by PRE Finance to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the senior debt securities so offered and sold.

If senior debt securities are sold by means of an underwritten offering, we, as guarantor, and PRE Finance, as issuer, will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement, which will be used by the underwriters in connection with sales of the senior debt securities. The senior debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

The senior debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the senior debt securities of a series if they purchase any of such senior debt securities.

PRE Finance may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If PRE Finance grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

In connection with an offering, the underwriters or other agents may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an agent of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The agents may also impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the discount received by it because the agents have repurchased securities sold by or for the account of that agent in stabilizing or short-covering transactions.

These activities by the agents may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If a dealer is utilized in the sales of senior debt securities, PRE Finance will sell such senior debt securities to the dealer as principal. The dealer may then resell such senior debt securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter as such term is defined in the Securities Act, of the senior debt securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

PRE Finance may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by PRE Finance or borrowed from PRE Finance or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from PRE Finance in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

PRE Finance may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in PRE Finance securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Senior debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for PRE Finance. Any remarketing firm will be identified and the terms of its agreements, if any, with PRE Finance and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the senior debt securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with PartnerRe and/or PRE Finance to indemnification by PartnerRe and/or PRE Finance against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

PRE Finance may authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase senior debt securities from PRE Finance, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by PRE Finance. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Disclosure in the prospectus supplement of the use by PRE Finance of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that are described in the prospectus supplement.

Each series of senior debt securities will be a new issue and will have no established trading market. PRE Finance may elect to list any series of senior debt securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, PRE Finance shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the senior debt securities.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, PartnerRe and its subsidiaries (including PRE Finance) in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters with respect to United States and New York law with respect to the validity of the offered securities will be passed upon for us and PRE Finance by Davis Polk & Wardwell, New York, New York. Certain legal matters with respect to Bermuda law will be passed upon for us and PRE Finance by corporate counsel for PartnerRe. Certain legal matters will be passed on for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The financial statements and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2008 and 2007 which is incorporated herein by reference, Deloitte & Touche, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

General

We and PRE Finance have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to, among other things, the senior debt securities and the senior debt securities guarantees described in this prospectus. This prospectus is a part of the registration statement, but the registration statement also contains additional information and exhibits.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission subsequent to June 2001 are also available to you free of charge at the Commission’s website at http://www.sec.gov. Such information may also be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, 17th Floor, New York, New York 10005.

PRE Finance

There are no separate financial statements of PRE Finance in this prospectus. We do not believe the financial statements would be helpful to the holders of the senior debt securities of PRE Finance because:

•	PartnerRe, a reporting company under the Exchange Act, indirectly wholly owns PRE Finance;

•

PRE Finance’s activities will be limited to issuing debt and lending the proceeds from the issuance to PartnerRe U.S. Corporation and any other activities necessary or incidental to these activities; and

•	the obligations of PRE Finance under the senior debt securities issued by it will be fully and unconditionally guaranteed by us. See “Description of the Senior Debt Securities Guarantee.”

PRE Finance is not currently subject to the information reporting requirements of the Exchange Act and will not become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the Commission. The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of an offering shall be deemed to be incorporated by reference into this prospectus.

We incorporate by reference the following previously filed documents:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on February 29, 2008 (file no. 001-14536);

(2) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 filed with the Commission on May 9, 2008; and

(3) Our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 9, 2008.

You may request free copies of these filings (other than the exhibits) by writing or telephoning us at the following address:

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Legal and Corporate Compliance

Telephone: (441) 292-0888

Fax: (441) 292-3060

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

We are a Bermuda company. In addition, certain of our directors and officers as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the United States federal securities laws.

The United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Also, there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts based on the civil liability provisions of the United States federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

$250,000,000

PartnerRe Finance A LLC

6.875% Senior Notes due 2018

Fully and Unconditionally Guaranteed by

PartnerRe Ltd.

PROSPECTUS SUPPLEMENT

May 21, 2008

Joint Book-Running Managers

Credit Suisse	Wachovia Securities

Co-Managers

Banc of America Securities LLC	Barclays Capital	UBS Investment Bank